[LOGO OF PROCOM TECHNOLOGY APPEARS HERE]

FOR IMMEDIATE RELEASE

Contact:

Edward Kirnbauer

Procom Technology

949-852-1000

ekirnbauer@procom.com

PROCOM TECHNOLOGY, INC. ANNOUNCES

DEREGISTRATION WITH

SECURITIES AND EXCHANGE COMMISSION

Irvine, Calif., August 26, 2003–Procom Technology, Inc. announced that today it filed a Form 15 with the Securities and Exchange Commission to terminate the Company’s common stock registration under the Securities Exchange Act of 1934.

The Company’s Board of Directors believes that deregistering the Company’s common stock is in the long-term best interests of its shareholders. As previously announced by the Company, the Company’s shares were delisted from The Nasdaq SmallCap Market on August 14, 2003. The Board of Directors has concluded that the benefits of remaining a public reporting company are outweighed by the costs and administrative burdens of being a public company. According to Alex Razmjoo, Chief Executive Officer and Chairman of the Board of Directors, “We are taking this action in order to relieve the Company from the burden and expense of maintaining its public company status. We do not believe that deregistering will have any impact on our overall business strategy, which continues to be to focus on growing our business and to control costs and conserve cash.”

The obligations of the Company to file periodic reports with the SEC, including reports on Form 10-K, 10-Q and 8-K, as well as proxy statements, are suspended upon filing of the Form 15. The deregistration is expected to become effective within 90 days of filing.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, comments regarding the Company’s efforts to develop competitive NAS products and to increase its sales of NAS products. Future results could be affected materially as a result of important factors, including, without limitation, adverse economic conditions and weak corporate information technology expenditures, competitive product introductions, price competition, the failure of any significant customer, any failure or delay in the Company’s ability to develop and introduce new products and enhancements to existing products, any unfavorable change in the relationship with channel partners and other resellers of the Company’s products, any decrease in the growth of the market for NAS and foreign currency fluctuations. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by the Company to advise interested parties of certain risks and other factors that may affect the Company’s business and operating results.

1 of 1